Exhibit 10.2

VIAD CORP
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF AUGUST 19, 2004

1.	PURPOSE OF THE PLAN.

     The purpose of the Deferred Compensation Plan (the Plan) is to provide a select group of management or highly compensated employees of Viad Corp (the Corporation) and its subsidiaries with an opportunity to defer the receipt of incentive compensation awarded to them under the Management Incentive Plan, the Performance Unit Incentive Plan and certain other incentive plans of Viad Corp and its subsidiaries (the Incentive Plans) and thereby enhance the long-range benefits and purposes of the incentive awards. Each plan year shall extend from January 1 through December 31 of each calendar year.

2.	ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Compensation Advisory Committee (the Committee). Subject to the express provisions of the Plan, and the Incentive Plans, the Committee shall have the authority to adopt, amend and rescind such rules and regulations, and to make such determinations and interpretations relating to the Plan, which it deems necessary or advisable for the administration of the Plan, but it shall not have the power to amend, suspend or terminate the Plan. All such rules, regulations, determinations and interpretations shall be conclusive and binding on all parties.

3.	PARTICIPATION IN THE PLAN.

     (a) Participation in the Plan shall be restricted to a select group of management or highly compensated employees of the Corporation or one of its subsidiaries who are participants in certain Incentive Plans, including the Management Incentive Plan, Viad Corp Performance Unit Incentive Plan, and any other bonus or bonuses or similar or successor plans, who have been selected in writing by the Chief Executive Officer of the Corporation to participate in the Plan, and whose timely written requests to defer the receipt of all or a portion of any incentive compensation which may be awarded to them, are honored in whole or in part by the Committee. Any individual whose request for deferral is not accepted or honored by the Committee, whether for failure of timely submission or for any other reason, shall not become a participant in the Plan, and the Committee’s determination in this regard shall be conclusive and binding.

     (b) Participants may defer incentive compensation into a cash account and, if designated by the Committee, into a stock unit account.

     (c) If a participant in the Plan shall 1) sever, voluntarily or involuntarily, his employment with the Corporation or one of its subsidiaries other than as a result of disability or retirement, 2) engage in any activity in competition with the Corporation or any of its subsidiaries during or following such employment, or 3) remain in the employ of a corporation which for any reason ceases to be a subsidiary of the Corporation, the Committee may at any time thereafter direct, in its sole and exclusive discretion, that his participation in the Plan shall terminate, and that he be paid in a lump sum the aggregate amount credited to his deferred incentive cash account as of the date such participation is terminated and that he be paid shares of the Corporation’s Common Stock equal to the aggregate number of stock units credited to his deferred stock unit account as of the date such participation is terminated (with any fractional unit being settled by cash payment). The Committee is authorized to establish and implement a policy and procedures for administration of this paragraph, including, but not limited to, a policy regarding small account balance cash-outs.

     (d) The Corporation and each participating subsidiary shall be solely liable for payment of any benefits and, except as may be otherwise determined by the Committee, for maintenance of deferred incentive accounts pursuant to paragraph 7, with respect to its own employees who participate in the Plan. In the event a participant leaves the employ of the Corporation or a participating subsidiary (“former employer”) and is subsequently employed by another employer, the Corporation or another subsidiary of the Corporation (“new employer”), the former employer may agree to transfer and the new employer may agree to assume the benefit liability reflected in such participant’s deferred incentive account, without the consent of such participant and subject to the approval of the Committee, in its sole discretion. In the event of such a transfer and assumption of liability, the former employer shall have no further liability for any benefit under the Plan to its former employee or otherwise with respect to such transferred account.

     (e) Notwithstanding any other provision of the Plan, if the Corporation effects a spin-off or other distribution to its shareholders (a “Spin-off”) of any of its subsidiaries (such subsidiary, “Spinco”), the Spin-off shall not be considered to result in the termination of employment of any participants who are employed with either the Corporation and its remaining subsidiaries or with Spinco and its subsidiaries immediately following the spinoff. Furthermore, with respect to participants who are employed with Spinco and its subsidiaries immediately following the Spin-off, all references in the Plan to termination of employment shall be deemed to include employment with Spinco and its subsidiaries; provided, that such participants shall not be eligible to continue to defer compensation under the Plan (although they may be permitted to do so under a successor or similar plan of Spinco).

4.	REQUESTS FOR DEFERRAL.

     All requests for deferral of incentive awards must be made in writing prior to November 15 of the year in which the bonus is being earned and shall be in such form and shall contain such terms and conditions as the Committee may determine. Each such request shall specify the dollar amount or the percentage to be deferred of incentive award which would otherwise be received in the following calendar year, but the deferral amount must be in an amount equal to or greater than the lesser of $10,000 or 25% of the incentive award. Each such request shall also specify 1) the date (no later than the employee’s actual retirement date) when payment of the aggregate amount credited to the deferred incentive account is to commence, 2)

whether such payment is then to be made in a lump sum or in quarterly or annual installments, 3) if payment is to be made in installments, the period of time (not in excess of ten years) over which the installments are to be paid, and 4) if the participant is permitted to defer incentive compensation into a stock unit account, the portion of the deferred incentive compensation which shall be treated as a cash account under paragraph 7(b) and the portion which shall be treated as a stock unit account under paragraph 7(c). If the participant has requested that a portion of the deferred incentive compensation be placed in a stock unit account, such request shall also include acknowledgment that such stock unit account will be settled in Common Stock of the Corporation, and that such stock unit account cannot be converted to a cash account in the future. The Committee shall, under no circumstances, accept any request for deferral of less than $1,000 of an incentive award or any request which is not in writing or which is not timely submitted.

5.	DEFERRAL AND PAYMENT OF INCENTIVE AWARDS.

     The Committee shall, prior to December 15 of the year in which the bonus is being earned, notify each individual who has submitted a request for deferral of an incentive award whether or not such request has been accepted and honored. If the request has been honored in whole or in part, the Committee shall advise the participant of the dollar amount or percentage of his incentive compensation which the Committee has determined to be deferred. The Committee shall further advise the participant of its determination as to the date when payment of the aggregate amount credited to the participant’s deferred incentive account is to commence, whether payment of the amount so credited as of that date will then be made in a lump sum or in quarterly or annual installments, if payment is to be made in installments, the period of time over which the installments will be paid, and if the participant is permitted to defer incentive compensation into a stock unit account, whether the deferred incentive account shall be treated as a cash account or a stock unit account or split between cash and stock units. Upon subsequently being advised of the existence of special circumstances which are beyond the participant’s control and which impose an unforeseen severe financial hardship on the participant or his beneficiary, the Committee may, in its sole and exclusive discretion, modify the deferral arrangement established for that participant to the extent necessary to remedy such financial hardship.

     If the participant has elected to defer incentive compensation in the form of cash, the Corporation shall distribute a sum in cash to such participant, pursuant to his or her election provided for in paragraph 4. If the participant has elected to defer incentive compensation in the form of stock units, the Corporation shall distribute to such participant, pursuant to his or her election provided for in paragraph 4, shares of Common Stock of the Corporation equal to the number of stock units being settled in such installment (with any fractional unit being settled by cash payment).

6.	CONVERSION OF ACCOUNT BALANCE.

     (a) Each participant who is permitted to defer incentive compensation into a stock unit account may, not more than once a year or such other period as is determined by the Committee, by written notice delivered to the Committee, convert the aggregate balance or any portion thereof in his or her deferred compensation cash account (either before or after installment payments from the account may have commenced) from an account in the form of cash to an account in the form of stock units in an amount equal to the cash balance or specified portion thereof divided by the closing price of the Common Stock of the Corporation (as reported for the New York Stock Exchange-Composite Transactions) on the last trading day of the quarter in which such notice is given, said account to then accrue dividend equivalents as set forth in paragraph 7(c) below; provided however, that no such notice of conversion (“Conversion Notice”) (a) may be given within six months following the date of an election by such participant, if an Executive Officer of the Corporation, with respect to any plan of the Corporation, that effected a Discretionary Transaction (as defined in Rule 16b-3(f) under the Securities Exchange Act of 1934) that was a disposition or (b) may be given after an individual ceases to be an employee of the Corporation. The stock unit account will be settled in Common Stock of the Corporation and such stock unit account cannot be converted to a cash account in the future.

     (b) Each participant may, by notice delivered to the Secretary of the Corporation, convert the aggregate balance in his or her deferred compensation account (either before or after payments from the account may have commenced) from an account in the form of stock units of the Corporation’s Common Stock to an account in the form of stock units of MoneyGram International, Inc. (“MGI”) Common Stock. Such conversion of stock units shall be made according to the conversion policy, as specified by MGI, in effect at the time of election. Any amendment to the conversion policy will take effect upon written notice to the participant. Notice of such election must be made during a period in which the participant is allowed to trade in the stock of the Corporation and MGI.

7.	DEFERRED INCENTIVE ACCOUNT.

     (a) A deferred incentive account shall be maintained by his employer for each participant in the Plan, and there shall be credited to each participant’s account, on the date incentive compensation is paid, the incentive award, or portion thereof, which would have been paid to such participant on said date if the receipt thereof had not been deferred. If the account is to be a stock unit account, the incentive compensation award shall be converted into stock units by dividing the closing price of the Corporation=s Common Stock (as reported for the New York Stock Exchange Composite Transactions) on the day such incentive award is payable into such incentive award.

     (b) If the participant has elected to defer incentive compensation in the form of cash, there shall be credited on the last day of the quarter to each participant’s account, an interest credit on his deferred incentive award at the interest rates determined by the Committee to be payable during each calendar year, or portion thereof, prior to the termination of such participant’s deferral period or, if the amount then credited to his deferred incentive account is to be paid in installments, prior to the termination of such installment period. Interest will be paid on a prorated basis for amounts withdrawn from the account during the quarter, with the remaining balance accruing interest for the duration of the quarter. The interest credit for the following quarter shall be a rate equal to the yield as of March 31, June 30, September 30, and December 31 on Merrill Lynch Taxable Bond Index — Long Term Medium Quality (A3) Industrial Bonds, unless and until otherwise determined.

     (c) If a participant has elected to defer incentive compensation in the form of stock units, then, in the event of a dividend paid in cash, stock of the Corporation (other than Common Stock) or property, additional credits (dividend equivalents) shall be made to the participant’s stock unit account consisting of a number of stock units equal to the amount of such dividend per share (or the fair market value, on the date of payment, of dividends paid in stock or property), multiplied by the aggregate number of stock units credited to such participant’s deferred compensation account on the record date for the payment of such dividend, divided by the last closing price of the Corporation’s Common Stock (as reported for the New York State Exchange-Composite transactions) prior to the date such dividend is payable to stockholders. After payment of deferred compensation commences, dividend equivalents shall accrue on the unpaid balance thereof in the same manner until all such deferred compensation has been paid.

     (d) In the event of a dividend of Common Stock declared and paid by the Corporation, an additional credit shall be made to the participant’s stock unit account of a number of stock units equal to the number of shares of the Corporation’s Common Stock which the participant would have received as a stock dividend had he or she been the owner on the record date for the payment of such stock dividend of the number of shares of Common Stock equal to the number of units in such stock unit account on such date. After payment of deferred compensation commences, additional credits for stock dividends shall accrue on the unpaid balance thereof in the same manner until all such deferred compensation has been paid.

     (e) The Plan shall at all times be unfunded. The Corporation shall not be required to segregate physically any amounts of money or otherwise provide funding or security for any amounts credited to the deferred incentive accounts of participants in the Plan.

8.	CHANGE OF CONTROL OR CHANGE IN CAPITALIZATION.

     (a) If a tender offer or exchange offer for shares of Common Stock of the Corporation (other than such an offer by the Corporation) is commenced, or if the stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation (Change of Control), a lump sum cash payment shall be made to each participant participating in the Plan of the aggregate current balance of his or her deferred compensation cash account accrued on the date of the Change of Control, notwithstanding any other provision herein. If the participant has elected to defer compensation in the form of stock units, the Corporation shall distribute to such participant shares of Common Stock of the Corporation equal to the number of stock units in such participant’s stock unit account on the day preceding the date of the Change of Control (with any fractional unit being settled by cash payment). Any notice by a participant to change or terminate his or her election to defer Compensation on or before the date of the Change of Control shall be effective as of the date of the Change of Control, notwithstanding any other provision herein.

     (b) Any recapitalization, reclassification, split-up, spin-off, sale of assets, combination or merger not otherwise provided for herein which affects the outstanding shares of Common Stock of the Corporation or any other relevant change in the capitalization of the Corporation shall be appropriately adjusted for by the Board of Directors of this Corporation, and any such adjustments shall be final, conclusive and binding.

9.	DESIGNATION OF BENEFICIARY.

     Each participant in the Plan shall deliver to the Committee a written instrument, in the form provided by the Committee, designating one or more beneficiaries to whom payment of the amount credited to his deferred incentive account shall be made in the event of his death. Unless the Committee shall otherwise determine, such payments shall be made in such amounts and at such times as they would otherwise have been paid to the participant if he had survived.

10.	NONASSIGNABILITY OF PARTICIPATION RIGHTS.

     No right, interest or benefit under the Plan shall be assignable or transferable under any circumstances other than to a participant’s designated beneficiary in the event of his death, nor shall any such right, interest or benefit be subject to or liable for any debt, obligation, liability or default of any participant. The payments, benefits or rights arising by reason of this Plan shall not in any way be subject to a participant’s debts, contracts or engagements, and shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process.

11.	RIGHTS OF PARTICIPANTS.

     A participant in the Plan shall have only those rights, interests or benefits as are expressly provided in the Plan and in the Incentive Plans. The Plan shall be deemed to be ancillary to the Incentive Plans and the rights of participants in the Plan shall be limited as provided in the Incentive Plans.

12.	CLAIMS FOR BENEFITS.

     Claims for benefits under the Plan shall be filed with the Committee. Written notice of the disposition of a claim shall be furnished the claimant within 60 days after the application therefor is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth. Pertinent provisions of this Plan shall be cited. In addition, the written notice shall describe any additional material or information necessary for the claimant to perfect the claim (along with an explanation of why such material or information is needed), and the written notice will fully describe the claim review procedures of paragraph 13 below.

13.	CLAIM REVIEW.

     Any claimant who has been denied a benefit shall be entitled, upon request to the Committee, to receive a written notice of such action, together with a full and clear statement of the reasons for the action. The claimant may also review this Plan if he chooses. If the claimant wishes further consideration of his position, he may request a hearing. The request, together with a written statement of the claimant’s position, shall be filed with a Committee member no later than 60 days after receipt of the written notification provided for above. The Committee shall schedule an opportunity for a full and fair hearing of the issue within the next 60 days. The decision following the hearing shall be made within 60 days and shall be communicated in writing to the claimant. If the claimant requests, the hearing may be waived, in which case the Committee’s decision shall be made within 60 days from the date on which the hearing is waived and shall be communicated in writing to the claimant.

14.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

     The Board of Directors of the Corporation (the Board) may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all provisions of the Plan, except that no amendment, suspension or termination of the Plan shall, without the consent of a participant, adversely affect such participant’s right to receive payment of the entire amount credited to his deferred incentive account on the date of such Board action. In the event the Plan is suspended or terminated, the Board may, in its discretion, direct the Committee to pay to each participant the amount credited to his account either in a lump sum or in accordance with the Committee’s prior determination regarding the method of payment.

15.	EFFECTIVE DATE.

     The Plan shall become effective on the date of its approval by the Human Resources Committee of the Viad Corp Board of Directors or on such other date as the Human Resources Committee may direct, but the Plan shall become operative with respect to a select group of management or highly compensated employees of each subsidiary only upon the adoption of the Plan by that subsidiary’s Board of Directors.

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